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                [LETTERHEAD OF ERNST & YOUNG LLP APPEARS HERE]


                                                                      Exhibit 99
July 26, 1995



Mr. Daniel H. Bushell
Chief Financial Officer
United Stationers Inc.
2200 East Golf Road
Des Plaines, Illinois 60016

Dear Dan:

Note 2 of Notes to Condensed Consolidated Financial Statements of United Stationers Inc. as constituted after the Merger on March 30, 1995 (the "Company") included in its Form 10-Q for the three months ended March 31, 1995 describes a change in the method of accounting for the cost of inventory from the FIFO method to the LIFO method. You have advised us that you made this change in contemplation of your acquisition of United Stationers Inc. (which was accounted for as a "reverse acquisition") so that the Company's method of accounting for the cost of inventory would conform to that of United Stationers Inc. as constituted before its acquisition by the Company and that you believe that the change is to a preferable method in your circumstances because after this change, your method conformed to that of the company you acquired, and in an inflationary environment, the LIFO method provides a better matching of current inventory costs and current revenues, and earnings reported under the LIFO method are more easily compared to that of other public companies in the wholesale industry where this method is common.

There are no authoritative criteria for determining a `preferable' inventory costing method based on the particular circumstances; however, we conclude that the change in the method of accounting for the cost of inventory is to an acceptable alternative method which, based on your business judgment to make this change for the reasons cited above, is preferable in your circumstances. We have not, however, conducted an audit in accordance with generally accepted auditing standards of any financial statements of the Company as of any date or for any period subsequent to December 31, 1994, and therefore we do not express any opinion on any financial statements of the Company subsequent to that date.

                                            Very truly yours,


                                            /s/ Ernst & Young LLP